Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Patrick Billings
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS
SECOND-QUARTER 2018 RESULTS

•	Development Advancing for LNG Export Projects

•	Asset Sales Process Underway for U.S. Wind, Solar and Gulf Coast Natural Gas Storage

•	$1.82 Billion Raised in Successful Equity Offerings

SAN DIEGO, Aug. 6, 2018 - Sempra Energy (NYSE: SRE) today reported second-quarter 2018 losses of $561 million, or $2.11 per diluted share, compared with earnings of $259 million, or $1.03 per diluted share, in the second quarter 2017. Sempra Energy’s second-quarter 2018 results included a $755 million impairment (after tax and noncontrolling interests) related to the planned sale of certain U.S. midstream assets and a $145 million after-tax impairment related to the planned sale of U.S. wind investments. On an adjusted basis, excluding the aforementioned impairment charges, Sempra Energy’s second-quarter 2018 earnings were $361 million, or $1.35 per diluted share, up from $276 million, or $1.10 per diluted share, in last year’s second quarter.
“In the second quarter, we achieved solid operating results and, with our recent successful equity offerings, we have strengthened our balance sheet,” said Jeffrey W. Martin, CEO of Sempra Energy. “We also have taken significant steps to begin optimizing our portfolio of assets and expand our liquefied natural gas (LNG) business. These initiatives are integral to our long-term strategic plan, which should deliver shareholder value through superior earnings and dividend growth.”
Sempra Energy’s losses for the first six months of 2018 were $214 million, or $0.82 per diluted share, compared with earnings of $700 million, or $2.77 per diluted share, in the first six months of 2017. Adjusted earnings for the first six months of 2018 were $733 million, or $2.78 per diluted share, compared with $714 million, or $2.83 per diluted share, in the first six months of 2017.
On June 28, following the company’s annual strategic review, Sempra Energy announced a portfolio optimization initiative designed to create incremental shareholder value. The company intends to sell several energy infrastructure assets, including its entire portfolio of U.S. wind and U.S. solar assets and investments, as well as certain U.S. midstream storage assets. Proceeds from the sales will be used to support growth opportunities in the company’s other businesses and further strengthen Sempra Energy’s balance sheet.
On July 13, Sempra Energy successfully completed equity offerings that are expected to raise $1.82 billion, assuming settlement of all forward sale agreements by issuance of common stock. The funds will be used to complete the financing for the acquisition earlier this year of an 80.25-percent stake in Oncor Electric Delivery Co. with approximately 65 percent in equity.
OPERATING HIGHLIGHTS
In the second quarter, Sempra LNG & Midstream advanced development of its Port Arthur LNG and Energía Costa Azul natural gas liquefaction-export projects. On June 26, Port Arthur LNG entered into a preliminary 20-year agreement for the sale of 2 million tonnes per annum (Mtpa) of natural gas to the Polish national oil company, beginning in 2023, subject to reaching a definitive agreement. On June 22 and June 25, respectively, Sempra LNG & Midstream announced the selection of Bechtel as the engineering, procurement, construction and commissioning (EPC) contractor for the Port Arthur liquefaction project under development in Texas and a partnership of TechnipFMC and Kiewit as the EPC contractor for the Energía Costa Azul liquefaction project under development in Mexico.
Last month, Sempra Energy’s Mexican operating unit, IEnova, announced it had been awarded a 20-year contract by the Topolobampo Port Administration in Mexico to build and operate an estimated $150 million receipt, storage and send-out liquid fuels marine terminal in the state of Sinaloa. Operations are expected to commence in the fourth quarter 2020. To support the project, IEnova has entered into 10- and 15-year U.S. dollar-denominated contracts for 100 percent of the terminal’s capacity. The two contracts are with refining and fuel marketing companies. Both contracts have the potential to be extended to 20 years.

NON-GAAP FINANCIAL MEASURES
    Non-GAAP financial measures include Sempra Energy’s 2018 adjusted earnings and adjusted earnings per share for both the second quarter and first six months of 2018 and 2017. Information regarding these non-GAAP financial measures is in the appendix on Table A of the second-quarter financial tables.

INTERNET BROADCAST
Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. EDT with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 7703894.
Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2017 revenues of more than $11 billion. Sempra Energy is the utility holding company with the largest U.S. customer base. The Sempra Energy companies' approximately 20,000 employees serve more than 40 million consumers worldwide.
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This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “contemplates,” “assumes,” “depends,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “target,” “pursue,” “outlook,” “maintain,” or similar expressions or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: actions and the timing of actions, including decisions, new regulations, and issuances of permits and other authorizations by the California Public Utilities Commission, U.S. Department of Energy, California Department of Conservation’s Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, Los Angeles County Department of Public Health, Public Utility Commission of Texas, states, cities and counties, and other regulatory and governmental bodies in the U.S. and other countries in which we operate; the timing and success of business development efforts and construction projects, including risks in timely obtaining or maintaining permits and other authorizations, risks in completing construction projects on schedule and on budget, and risks in obtaining the consent and participation of partners and counterparties; the resolution of civil and criminal litigation and regulatory investigations; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; denial of approvals of proposed settlements or modifications of settlements; and delays in, or disallowance or denial of, regulatory agency authorizations to recover costs in rates from customers or regulatory agency approval for projects required to enhance safety and reliability, any of which may raise our cost of capital and materially impair our ability to finance our operations; the greater degree and prevalence of wildfires in California in recent years and risk that we may be found liable for damages regardless of fault, such as in cases where the inverse condemnation doctrine applies, and risk that we may not be able to recover any such costs in rates from customers in California; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the transmission grid, moratoriums or limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures; changes in energy markets, volatility in commodity prices and moves to reduce or eliminate reliance on natural gas; risks posed by actions of third parties who control the operations of our investments, and risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments; weather conditions, natural disasters, accidents, equipment failures, computer system outages, explosions, terrorist attacks and other events that disrupt our operations, damage our facilities and systems, cause the release of greenhouse gases, radioactive materials and harmful emissions, cause wildfires and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of insurance, to the extent that such insurance is available or not prohibitively expensive; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; our ability to successfully execute our plan to divest certain non-utility assets within the anticipated timeframe, if at all, or that such plan may not yield the anticipated benefits; actions of activist shareholders, which could impact the market price of our common stock, preferred stock and other securities and disrupt our operations as a result of, among other things, requiring significant time and attention by management and our board of directors; capital markets and economic conditions, including the availability of credit and the liquidity of our investments; fluctuations in inflation, interest and currency exchange rates and our ability to effectively hedge the risk of such fluctuations; the impact of recent federal tax reform and uncertainty as to how it may be applied, and our ability to mitigate adverse impacts; actions by credit rating agencies to downgrade our credit ratings or those of our subsidiaries or to place those ratings on negative outlook and our ability to borrow at favorable interest rates; changes in foreign and domestic trade policies and laws, including border tariffs, and revisions to international trade agreements, such as the North American Free Trade Agreement, that make us less competitive or impair our ability to resolve trade disputes; the ability to win competitively bid infrastructure projects against a number of strong and aggressive competitors; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company’s (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources; the impact on competitive customer rates due to the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system and from possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation or other forms of distributed and local power generation, and the potential risk of nonrecovery for stranded assets and contractual obligations; the ability to realize the anticipated benefits from our investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings); Oncor Electric Delivery Company LLC’s (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory capital requirements, certain reductions in its senior secured credit rating, or the determination by Oncor’s independent directors or a minority member director to retain such amounts to meet future requirements; and other uncertainties, some of which may be difficult to predict and are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov. Investors should not rely unduly on any forward-looking statements. These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra South American Utilities, Sempra Infrastructure, Sempra LNG & Midstream, Sempra Renewables, Sempra Mexico, Sempra Texas Utility, Oncor Electric Delivery Company LLC (Oncor) and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same companies as the California utilities, San Diego Gas & Electric Company (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra South American Utilities, Sempra Infrastructure, Sempra LNG & Midstream, Sempra Renewables, Sempra Mexico, Sempra Texas Utility, Oncor and IEnova are not regulated by the California Public Utilities Commission.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions, except per share amounts)	2018	2017(1)	2018	2017(1)
	(unaudited)
REVENUES
Utilities	$2,190	$2,197	$4,788	$4,895
Energy-related businesses	374	336	738	669
Total revenues	2,564	2,533	5,526	5,564

EXPENSES AND OTHER INCOME
Utilities:
Cost of electric fuel and purchased power	(557)	(553)	(1,103)	(1,080)
Cost of natural gas	(179)	(228)	(527)	(713)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(69)	(62)	(138)	(129)
Other cost of sales	(19)	38	(37)	16
Operation and maintenance	(783)	(748)	(1,564)	(1,467)
Depreciation and amortization	(392)	(368)	(778)	(728)
Franchise fees and other taxes	(104)	(101)	(221)	(211)
Impairment losses	(1,300)	(71)	(1,300)	(71)
Other (expense) income, net	(54)	108	99	282
Interest income	21	8	54	14
Interest expense	(237)	(159)	(453)	(328)
(Loss) income before income taxes and equity (losses) earnings of unconsolidated subsidiaries	(1,109)	397	(442)	1,149
Income tax benefit (expense)	583	(167)	294	(462)
Equity (losses) earnings	(4)	18	(24)	13
Net (loss) income	(530)	248	(172)	700
(Earnings) losses attributable to noncontrolling interests	(5)	12	12	1
Mandatory convertible preferred stock dividends	(25)	—	(53)	—
Preferred dividends of subsidiary	(1)	(1)	(1)	(1)
(Losses) earnings attributable to common shares	$(561)	$259	$(214)	$700

Basic (losses) earnings per common share	$(2.11)	$1.03	$(0.82)	$2.79
Weighted-average number of shares outstanding, basic (thousands)	265,837	251,447	261,906	251,290

Diluted (losses) earnings per common share	$(2.11)	$1.03	$(0.82)	$2.77
Weighted-average number of shares outstanding, diluted (thousands)	265,837	252,822	261,906	252,609

Dividends declared per share of common stock	$0.89	$0.83	$1.79	$1.65

(1)	As adjusted for the retrospective adoption of ASU 2017-07 and a reclassification to conform to current year presentation.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP (LOSSES) EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2018 and 2017 as follows:
Three months ended June 30, 2018:

▪	$(755) million impairment of certain non-utility natural gas storage assets in the southeast U.S. at Sempra LNG & Midstream

▪	$(145) million other-than-temporary impairment of certain U.S. wind equity method investments at Sempra Renewables

▪	$(22) million impacts associated with Aliso Canyon litigation at SoCalGas

Three months ended June 30, 2017:

▪	$(47) million impairment of Sempra Mexico’s Termoeléctrica de Mexicali (TdM) assets that were held for sale until June 2018

▪	$2 million deferred income tax benefit on the TdM assets that were held for sale

▪	$28 million of recoveries related to 2016 permanent release of pipeline capacity at Sempra LNG & Midstream

Six months ended June 30, 2018:

▪	$(755) million impairment of certain non-utility natural gas storage assets

▪	$(145) million other-than-temporary impairment of certain U.S. wind equity method investments

▪	$(22) million impacts associated with Aliso Canyon litigation

▪	$(25) million income tax expense to adjust Tax Cuts and Jobs Act of 2017 (TCJA) provisional amounts

Six months ended June 30, 2017:

▪	$(47) million impairment of TdM assets that were held for sale

▪	$5 million deferred income tax benefit on the TdM assets that were held for sale

▪	$28 million of recoveries related to 2016 permanent release of pipeline capacity

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Common Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations from 2018 to 2017 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP (Losses) Earnings and GAAP Diluted (Losses) Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	(Losses) earnings		Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings
(Dollars in millions, except per share amounts)	Three months ended June 30, 2018					Three months ended June 30, 2017
Sempra Energy GAAP (Losses) Earnings				$(561)					$259
Excluded items:
Impairment of non-utility natural gas storage assets	$1,300	$(499)	$(46)	755		$—	$—	$—	—
Impairment of U.S. wind equity method investments	200	(55)	—	145		—	—	—	—
Impacts associated with Aliso Canyon litigation	1	21	—	22		—	—	—	—
Impairment of TdM assets held for sale	—	—	—	—		71	—	(24)	47
Deferred income tax benefit associated with TdM	—	—	—	—		—	(3)	1	(2)
Recoveries related to 2016 permanent release of pipeline capacity	—	—	—	—		(47)	19	—	(28)
Sempra Energy Adjusted Earnings				$361					$276

Diluted (losses) earnings per common share:
Sempra Energy GAAP (Losses) Earnings				$(2.11)	(2)				$1.03
Sempra Energy Adjusted Earnings				$1.35					$1.10
Weighted-average number of shares outstanding, diluted (thousands)				267,536	(2)				252,822

	Six months ended June 30, 2018					Six months ended June 30, 2017
Sempra Energy GAAP (Losses) Earnings				$(214)					$700
Excluded items:
Impairment of non-utility natural gas storage assets	$1,300	$(499)	$(46)	755		$—	$—	$—	—
Impairment of U.S. wind equity method investments	200	(55)	—	145		—	—	—	—
Impacts associated with Aliso Canyon litigation	1	21	—	22		—	—	—	—
Impact from the TCJA	—	25	—	25		—	—	—	—
Impairment of TdM assets held for sale	—	—	—	—		71	—	(24)	47
Deferred income tax benefit associated with TdM	—	—	—	—		—	(8)	3	(5)
Recoveries related to 2016 permanent release of pipeline capacity	—	—	—	—		(47)	19	—	(28)
Sempra Energy Adjusted Earnings				$733					$714

Diluted (losses) earnings per common share:
Sempra Energy GAAP (Losses) Earnings				$(0.82)	(2)				$2.77
Sempra Energy Adjusted Earnings				$2.78					$2.83
Weighted-average number of shares outstanding, diluted (thousands)				263,584	(2)				252,609
(1)
Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes were primarily calculated based on applicable statutory tax rates. Income taxes associated with TdM were calculated based on the applicable statutory tax rate, including translation from historic to current exchange rates. An income tax benefit of $12 million associated with the 2017 TdM impairment has been fully reserved.

(2)
In both the three months and six months ended June 30, 2018, total weighted-average number of potentially dilutive securities of 1.7 million were not included in the computation of GAAP losses per common share since to do so would have decreased the loss per share.

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	June 30, 2018	December 31, 2017(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$252	$288
Restricted cash	60	62
Accounts receivable, net	1,441	1,584
Due from unconsolidated affiliates	40	37
Income taxes receivable	96	110
Inventories	288	307
Regulatory assets	337	325
Fixed-price contracts and other derivatives	69	66
Greenhouse gas allowances	339	299
Assets held for sale	1,877	127
Other	148	136
Total current assets	4,947	3,341

Other assets:
Restricted cash	15	14
Due from unconsolidated affiliates	634	598
Regulatory assets	1,644	1,517
Nuclear decommissioning trusts	1,022	1,033
Investment in Oncor Holdings	9,407	—
Other investments	2,576	2,527
Goodwill	2,371	2,397
Other intangible assets	221	596
Dedicated assets in support of certain benefit plans	443	455
Insurance receivable for Aliso Canyon costs	502	418
Deferred income taxes	139	170
Greenhouse gas allowances	228	93
Sundry	842	792
Total other assets	20,044	10,610
Property, plant and equipment, net	34,916	36,503
Total assets	$59,907	$50,454

Liabilities and Equity
Current liabilities:
Short-term debt	$3,708	$1,540
Accounts payable	1,215	1,523
Due to unconsolidated affiliates	10	7
Dividends and interest payable	491	342
Accrued compensation and benefits	317	439
Regulatory liabilities	282	109
Current portion of long-term debt	1,108	1,427
Fixed-price contracts and other derivatives	73	109
Customer deposits	175	162
Reserve for Aliso Canyon costs	160	84
Greenhouse gas obligations	339	299
Liabilities held for sale	158	49
Other	566	545
Total current liabilities	8,602	6,635
Long-term debt	21,278	16,445

Deferred credits and other liabilities:
Customer advances for construction	148	150
Due to unconsolidated affiliates	36	35
Pension and other postretirement benefit plan obligations, net of plan assets	1,241	1,148
Deferred income taxes	2,078	2,767
Deferred investment tax credits	26	28
Regulatory liabilities	3,945	3,922
Asset retirement obligations	2,732	2,732
Fixed-price contracts and other derivatives	275	316
Greenhouse gas obligations	57	—
Deferred credits and other	1,125	1,136
Total deferred credits and other liabilities	11,663	12,234
Equity:
Sempra Energy shareholders’ equity	15,826	12,670
Preferred stock of subsidiary	20	20
Other noncontrolling interests	2,518	2,450
Total equity	18,364	15,140
Total liabilities and equity	$59,907	$50,454
(1) Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
(Dollars in millions)	2018	2017(1)
	(unaudited)
Cash Flows from Operating Activities
Net (loss) income	$(172)	$700
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	778	728
Deferred income taxes and investment tax credits	(401)	411
Impairment losses	1,300	71
Equity losses (earnings)	24	(13)
Fixed-price contracts and other derivatives	(9)	(142)
Other	143	(19)
Net change in other working capital components	208	138
Insurance receivable for Aliso Canyon costs	(84)	52
Changes in other noncurrent assets and liabilities, net	(158)	(37)
Net cash provided by operating activities	1,629	1,889

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,941)	(1,802)
Expenditures for investments and acquisitions	(9,823)	(97)
Distributions from investments	9	18
Purchases of nuclear decommissioning trust assets	(487)	(823)
Proceeds from sales of nuclear decommissioning trust assets	487	823
Advances to unconsolidated affiliates	(84)	(183)
Repayments of advances to unconsolidated affiliates	69	2
Other	30	4
Net cash used in investing activities	(11,740)	(2,058)

Cash Flows from Financing Activities
Common dividends paid	(416)	(368)
Preferred dividends paid	(28)	—
Preferred dividends paid by subsidiary	(1)	(1)
Issuances of mandatory convertible preferred stock, net of $32 in offering costs	1,693	—
Issuances of common stock, net of $38 in offering costs in 2018	2,090	28
Repurchases of common stock	(20)	(14)
Issuances of debt (maturities greater than 90 days)	7,407	1,932
Payments on debt (maturities greater than 90 days)	(1,878)	(1,006)
Increase (decrease) in short-term debt, net	1,266	(493)
Proceeds from sale of noncontrolling interest, net of $1 in offering costs	85	—
Net distributions to noncontrolling interests	(17)	(25)
Settlement of cross-currency swaps	(33)	—
Other	(71)	(9)
Net cash provided by financing activities	10,077	44

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	10

Decrease in cash, cash equivalents and restricted cash	(37)	(115)
Cash, cash equivalents and restricted cash, January 1	364	425
Cash, cash equivalents and restricted cash, June 30	$327	$310

(1)	As adjusted for the retrospective adoption of ASU 2016-18.

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions)	2018	2017	2018	2017
	(unaudited)
Earnings (Losses)
Sempra Utilities:
San Diego Gas & Electric	$146	$149	$316	$304
Southern California Gas	33	58	258	261
Sempra Texas Utility	114	—	129	—
Sempra South American Utilities	44	45	90	92
Sempra Infrastructure:
Sempra Mexico	97	(9)	117	39
Sempra Renewables	(109)	23	(88)	34
Sempra LNG & Midstream	(764)	27	(780)	28
Parent and other	(122)	(34)	(256)	(58)
Total	$(561)	$259	$(214)	$700

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions)	2018	2017	2018	2017
	(unaudited)
Capital Expenditures, Investments and Acquisitions
Sempra Utilities:
San Diego Gas & Electric	$376	$345	$851	$763
Southern California Gas	380	325	783	682
Sempra Texas Utility	117	—	9,278	—
Sempra South American Utilities	51	34	107	77
Sempra Infrastructure:
Sempra Mexico	81	87	168	227
Sempra Renewables	6	31	37	100
Sempra LNG & Midstream	91	22	137	37
Parent and other	10	4	403	13
Total	$1,112	$848	$11,764	$1,899

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
UTILITIES	2018	2017	2018	2017

SDG&E and SoCalGas
Gas sales (Bcf)(1)	76	71	189	197
Transportation (Bcf)(1)	137	148	284	304
Total deliveries (Bcf)(1)	213	219	473	501

Total gas customer meters (thousands)			6,865	6,825

SDG&E
Electric sales (millions of kWhs)(1)	3,394	3,565	7,000	7,329
Direct access (millions of kWhs)	926	786	1,671	1,573
Total deliveries (millions of kWhs)(1)	4,320	4,351	8,671	8,902

Total electric customer meters (thousands)			1,453	1,438

Oncor(2)
Total deliveries (millions of kWhs)	32,658	—	39,313	—
Total electric customer meters (thousands)			3,590	—

Ecogas
Natural gas sales (Bcf)	—	7	6	15
Natural gas customer meters (thousands)			121	120

Chilquinta Energía
Electric sales (millions of kWhs)	710	691	1,508	1,502
Tolling (millions of kWhs)	81	24	143	44
Total deliveries (millions of kWhs)	791	715	1,651	1,546

Electric customer meters (thousands)			714	696

Luz Del Sur
Electric sales (millions of kWhs)	1,716	1,780	3,458	3,674
Tolling (millions of kWhs)	583	461	1,141	906
Total deliveries (millions of kWhs)	2,299	2,241	4,599	4,580

Electric customer meters (thousands)			1,116	1,086

ENERGY-RELATED BUSINESSES

Power generated and sold (millions of kWhs)
Sempra Mexico(3)	1,175	650	2,396	1,705
Sempra Renewables(4)	1,382	1,192	2,574	2,206

(1)	Includes intercompany sales.

(2)
Includes 100 percent of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC (Oncor), in which we hold an 80.25-percent interest through our March 2018 acquisition of our equity method investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings). Total deliveries for the six months ended June 30, 2018 only include volumes from the March 9, 2018 acquisition date.

(3)
Includes power generated and sold at the Termoeléctrica de Mexicali natural gas-fired power plant and the Ventika wind power generation facilities. Also includes 50 percent of total power generated and sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50-percent ownership interest. Energía Sierra Juárez is not consolidated within Sempra Energy, and the related investment is accounted for under the equity method.

(4)
Includes 50 percent of total power generated and sold related to solar and wind projects in which Sempra Energy has a 50-percent ownership. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method. On June 25, 2018, our board of directors approved a plan to sell all U.S. wind and solar assets and investments.